As filed with the Securities and Exchange Commission on July 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MiMedx Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	26-2792552
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1775 West Oak Commons Ct., NE Marietta, GA	30062
(Address of Principal Executive Offices)	(Zip Code)

MiMedx Group Inc. 2016 Equity and Cash Incentive Plan

(Full title of the plan)

William F. Hulse IV

General Counsel and Secretary

1775 West Oak Commons Ct., NE

Marietta, GA 30062

(Name and address of agent for service)

(770) 651-9100

(Telephone number, including area code, of agent for service)

Copies of communications to:

Mark G. Pedretti, Esq. Reed Smith LLP 599 Lexington Avenue, 22nd Floor New York, New York 10022 Telephone: (212) 549-0408	Jeffrey G. Aromatorio, Esq. Reed Smith LLP 225 Fifth Avenue Pittsburgh, Pennsylvania 15222 Telephone: (412) 288-3364

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to 5,000,000 shares of common stock, $0.001 par value per share, of MiMedx Group, Inc. (the “Registrant”) to be offered to eligible participants of the Registrant and its affiliates pursuant to the MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through May 2, 2023 (the “Plan”). Pursuant to the terms of the Plan, all shares of common stock so offered may be treasury shares, newly issued by the Registrant or acquired by purchase at the expense of the Registrant on the open market or in private transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan, as applicable and as required by Rule 428(b). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a) The Registrant’s latest annual report on Form 10-K for the fiscal year ended December 31, 2022, filed on February  28, 2023, together with Amendment No. 1 to Form 10-K, filed on May 1, 2023, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b) The Registrant’s latest quarterly report on Form 10-Q for the quarter ended March 31, 2023, filed on May 2, 2023;

(c) The Registrant’s current reports on Form 8-K filed on January 3, 2023, January  30, 2023 (except for Item 7.01), February  23, 2023, March  24, 2023 (except for Item 7.01), June  14, 2023, June  20, 2023 (except for Item 7.01) and July 5, 2023 (except for Item 7.01);

(d) The description of the Registrant’s Common Stock set forth in the registrant’s filed registration statement on Form 8-A, filed on November 2, 2020, under Section  12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description including Form 8-K filed on November 27, 2020; and

(e) All other reports filed with the SEC by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2022.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other contemporaneously or subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Florida corporation. The following summary is qualified in its entirety by reference to the complete text of the Florida Business Corporation Act (the “FBCA”), the Registrant’s Articles of Incorporation, and the Registrant’s Bylaws.

Under Section 607.0852 of the FBCA, a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative and whether formal or informal (“Proceeding”) to which the individual was a party because he or she is or was a director or officer of the corporation against expenses (including reasonable attorney fees and expenses, including those incurred in connection with any appeal) incurred by the individual in connection with the Proceeding. Under Section 607.0851(1) of the FBCA, a corporation may indemnify any of its directors and officers against expenses (including reasonable attorney fees and expenses, including those incurred in connection with any appeal) incurred by such person in connection with such Proceeding (i) if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Under Section 607.0851(4), a corporation may not indemnify a director or an officer in connection with a Proceeding by or in the right of the corporation except for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the Proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such Proceeding, including any appeal thereof, where such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. Further, under Section 607.0853 of the FBCA, a corporation may, before final disposition of a Proceeding, advance funds to pay for or reimburse expenses incurred in connection with the Proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852 of the FBCA; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 of the FBCA or the director or officer is not entitled to indemnification under Section 607.0859 of the FBCA.

Article 8 of the Registrant’s Articles of Incorporation and Section 9 of Article VIII of the Registrant’s Bylaws provide that each person who is or was a director or officer of the Registrant, and each person who is or was a director or officer of the Registrant who at the request of the Registrant is serving or has served as an officer, director, partner, joint venturer, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be indemnified by the Corporation against those expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement which are allowed to be paid or reimbursed by the Registrant under the laws of the State of Florida and which are actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of this Registrant or of such other enterprises. Article 8 of the Registrant’s Articles of Incorporation and Section 9 of Article VIII of the Registrant’s Bylaws provide that the indemnification provided therein shall not be deemed to limit the right of the Registrant to indemnify any other person for any liability to the fullest extent permitted by law. The Registrant’s Bylaws provide that the Registrant may enter into indemnification agreements with members of the Board of Directors and officers which may provide for further or expanded indemnification rights or otherwise modify the rights provided therein.

The Registrant has purchased insurance to insure (i) the Registrant’s directors and officers against damages from actions and claims incurred in the course of their duties, and (ii) the Registrant against expenses incurred in defending lawsuits arising from certain alleged acts of its directors and officers.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

4.1	Restated Articles of Incorporation of MiMedx Group, Inc., effective March 5, 2021 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on February 28, 2022).

4.2	Articles of Amendment to the Articles of Incorporation of MiMedx Group, Inc., effective June 3, 2022 (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-K filed on February 28, 2022).

4.3	Articles of Amendment to the Articles of Incorporation of MiMedx Group, Inc., effective June 3, 2022 (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-K filed on February 28, 2022).

4.4	Articles of Amendment to the Restated Articles of Incorporation of MiMedx Group, Inc., effective June 13, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2023).

4.5	Amended and Restated Bylaws of MiMedx Group, Inc., as amended and restated as of February 16, 2023 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 23, 2023).

4.6	Amended and Restated MiMedx Group, Inc. 2016 Equity and Cash Incentive Plan, as amended and restated through May 2, 2023 (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2023).

5.1	Opinion of Reed Smith LLP (filed herewith).

23.1	Consent of Reed Smith LLP (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm (filed herewith).

23.3	Consent of BDO USA, P.A., Independent Registered Public Accounting Firm (filed herewith).

24.1	Powers of Attorney (included on signature page hereto).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on the 25th day of July, 2023.

MIMEDX GROUP, INC.

By:	/s/ Joseph H. Capper
Joseph H. Capper
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William F. Hulse IV and Sajid Ajmeri, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or such person’s substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Joseph H. Capper	Chief Executive Officer & Director	July 25, 2023
Joseph H. Capper	(Principal Executive Officer)

/s/ Douglas Rice	Chief Financial Officer	July 25, 2023
Douglas Rice	(Principal Financial Officer)

/s/ William L. Phelan	Senior Vice President & Chief Accounting Officer	July 25, 2023
William L. Phelan	(Principal Accounting Officer)

/s/ M. Kathleen Behrens	Chair of the Board of Directors	July 25, 2023
M. Kathleen Behrens

/s/ James L. Bierman	Director	July 25, 2023
James L. Bierman

/s/ Michael J. Giuliani	Director	July 25, 2023
Michael J. Giuliani

/s/ William A. Hawkins III	Director	July 25, 2023
William A. Hawkins III

/s/ Cato T. Laurencin	Director	July 25, 2023
Cato T. Laurencin

/s/ K. Todd Newton	Director	July 25, 2023
K. Todd Newton

/s/ Martin P. Sutter	Director	July 25, 2023
Martin P. Sutter

/s/ Phyllis I. Gardner	Director	July 25, 2023
Phyllis I. Gardner